Exhibit 4.2

--------------------------------------------------------------------------------





                        AUSTRALIAN OIL & GAS CORPORATION






                                      with




                        GREAT MISSENDEN HOLDINGS PTY LTD








--------------------------------------------------------------------------------

                                    SERIES II

                                NOTE CERTIFICATE
                                     for the
                            ISSUE OF 31 DECEMBER 2008
                           CONVERTIBLE UNSECURED NOTES

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------

                        AUSTRALIAN OIL & GAS CORPORATION
                   (incorporated in the State of Delaware USA)
                             2480 North Tolemac Way
                             Prescott Arizona 86305
                                       USA

                                    SERIES II
                                31 DECEMBER 2008
                    CONVERTIBLE UNSECURED NOTES OF $1,000.00

                                NOTE CERTIFICATE

Issue by AUSTRALIAN OIL & GAS CORPORATION ("the Company") of DECEMBER 31 2008 CONVERTIBLE UNSECURED NOTES of a nominal value of $1,000 repayable in full on 31 December 2008 ("Notes") each carrying interest at the rate of ten per cent per annum calculated and payable on the first day of March, June, September and December in each year.

Date of Issue:              Number of $1,000 Notes:               Serial Number:
--------------              -----------------------               --------------
April 26, 2005                        15                          02/ 001 - 015

THIS IS TO CERTIFY that GREAT MISSENDEN HOLDINGS PTY LTD of Level 25, 500 Collins Street, Melbourne Victoria, Australia ("the Noteholder") is the registered holder of the above number of December 31, 2008 Convertible Unsecured Notes of $1,000 each created by resolution of the Board of Directors of the Company subject to and with the benefit of the provisions of this Note Certificate and the Schedule attached hereto made between the Company of the first part and the Noteholder and which may, at the election of the Noteholder, if not previously redeemed by the Company, be converted at any time on or before the thirty first day of December 2008 by the allotment of 10,000 fully-paid shares of Common stock in the Company for each Note of $1,000 then held.

Dated this 26th day of April 2005

Signed for and on behalf of                     )
AUSTRALIAN OIL & GAS CORPORATION                )
--------------------------------
by authority of the Board of Directors          )
and in the presence of:                         )
                                                -------------------------------
                                                President



                                                -------------------------------
                                                General Manager

                                  THE SCHEDULE

               CONDITIONS APPLYING TO 31 DECEMBER 2008 CONVERTIBLE
                                 UNSECURED NOTES

The Notes are issued in the currency of the United States of America and are held subject to this Note Certificate, including the following conditions, which shall be binding on the Company and upon the Noteholder and upon all persons claiming through them respectively.

1. Certificate - The Noteholder shall be entitled to one or more Note Certificates in reasonable denominations under the authority of the Company stating the number and amount of Notes held, the conditions of repayment, the payment of interest and stating that the same is issued subject to and with the benefit of the provisions set out in this Schedule.

2. Ranking pari passu - The Notes and all other issued and outstanding unsecured notes rank pari passu as between themselves for payment of principal and interest.

3. Repayment - Subject to any earlier Redemption or Conversion, the Notes comprised in this Certificate are to be repaid by the Company on the 31 day of December 2008 or (subject to the Noteholder waiving any breach by the Company or any subsidiary of any condition) are to be repaid in cash on such earlier date as any of the following events occur namely:

     (a) If the Company makes default in the payment of any interest on the notes and such default continues for fourteen (14) days.

     (b) If an order is made or resolution is passed for the winding up of the Company or of any subsidiary, otherwise than for the purpose of reconstruction or amalgamation.

     (c) If an encumbrancer takes possession or if a receiver of the undertaking of the Company or any subsidiary or any part thereof is appointed.

     (d) If any distress or execution in respect of an amount exceeding (US)$1 million is levied or enforced upon or against any of the assets or property of the Company or any subsidiary.

     (e) If the Company or any subsidiary enters into any arrangement or composition with its creditors.

     (f) If the Company or any subsidiary makes default in the performance or observance of any condition contained in this Schedule and such default is not remedied or waived within fourteen (14) days after the receipt of notice from the Noteholder specifying and requiring the Company to remedy such default.

4. Interest - Interest will be calculated and paid quarterly on the last days of March, June, September and December at the rate of ten per cent (10%) per annum until the Notes are redeemed, converted or repaid but interest shall cease to be payable in respect of any Note from the date fixed for repayment or redemption unless (upon demand made by or on behalf of the Noteholder together with production of the Note Certificate with respect to the Notes of which payment is sought) default shall be made by the Company in making such payment in which case interest shall run from the date fixed for payment or redemption until payment is actually made.

5. Conversion - Unless prior Redemption has occurred, any time on or before December 31, 2008, the Noteholder shall have the right to elect to convert each Note into 10,000 fully paid shares of Common stock in the Company ("Conversion") by written notice of such election lodged with the Company at its above address.

6. Compliance by subsidiaries - The Company shall, while any of the Notes are issued and outstanding, use its voting power in and representation on the Board of Directors of each of its subsidiaries in such manner as to ensure full compliance at all times with the provisions of this Schedule and to prevent any act or omission on the part of any subsidiary which would or might detrimentally affect the interest of the Noteholders.

7. Joint holders - Joint holders of Notes shall be entitled to one Note Certificate only in respect of any Notes held by them jointly and the same will be delivered to the first named of such of the joint holders.

8.   Register -

     (a) The Company shall establish and maintain a register of the Notes in Melbourne, Australia at 25th Floor, 500 Collins Street, Melbourne ("the Register").

     (b)  There shall be entered on the register:

          (i) The names addresses and descriptions of the Noteholders showing the number and amount of the Notes held by each such Noteholder and the number of each Note Certificate issued and the date of issue or transfer thereof.

          (ii) Any change of name and address of a Noteholder shall forthwith be notified in writing to the Company accompanied, in the case of change of name, by such evidence as the Company shall reasonably require, and thereupon the register shall be altered accordingly.

9. Noteholder as owner - The Company will recognise the registered Noteholder only as the absolute owner of the Notes referred to in the Note Certificate and shall not be bound to take notice or see to the execution of any trust whether express implied or constructive to which any Notes may be subject and the receipt of such registered Noteholder or, in the case of joint registered Noteholders, the receipt of any one of them for the interest from time to time accruing due in respect thereof and for any moneys payable upon the redemption of the same shall be a good discharge to the Company notwithstanding any notice it may have, whether express or otherwise, of the right title or interest of any person to or in such Notes or moneys.

10. Transferee - Every Noteholder registered pursuant to a transfer will be recognised by the Company as entitled to his Notes free from any equity set-off or cross-claim on the part of the Company against the original or any intermediate Noteholder.

11. Representatives of deceased noteholder - The executors or administrators of a deceased Noteholder (not being one of several joint Noteholders) shall be the only persons recognised by the Company as having any title to such Notes.

12. Death of one joint noteholder - In case of the death of any joint holder of Notes the survivor or survivors will be the only person or persons recognised by the Company as having any title to or interest in such Notes.

13. Form of transfer - Every Noteholder will be entitled to transfer the Notes held by him or any part thereof in multiples of $1,000 (except in cases where the Company otherwise permits) by an instrument in writing in the usual form commonly used for share transfers.

14. Signatures to transfer - Every such instrument must be signed by the transferor and the transferee. The transferor shall be deemed to remain the owner of such Note until the name of the transferee is entered in the register in respect thereof.

15. Registration of transfer - Ever instrument of transfer must be left at the Register of the Company for registration accompanied by the Note Certificate comprising the Notes to be transferred and such other evidence as the directors may require to prove the title of the transferor or his right to transfer the Notes.

16. Retention of instruments of transfer - All instruments of transfer which shall be registered shall be retained by the Company for such period as it may determine.

17. Transfer prior to interest payment - No transfer will be registered during the fourteen days immediately preceding the days fixed for payment of interest on the Notes.

18. Transmission - Any person becoming entitled to Notes in consequence of the death or bankruptcy of any holder of such Notes may upon producing such evidence that he sustains the character in respect of which he proposes to act under this condition or of his title as the directors think sufficient either be registered himself as the holder of such Notes or subject to the preceding conditions as to transfer may transfer such Notes. This condition shall include any case in which a person becomes entitled as a survivor of persons registered as joint holders.

19. Retention of interest - The directors shall be at liberty to retain the interest payable in respect of any Notes which any person under the last preceding condition is entitled to transfer until such person shall be registered or duly transfer the same.

20. Receipt from joint noteholders - If several persons are registered as joint Noteholders then the receipt of any one of such persons for the interest from time to time payable to them and for any moneys payable upon the payment off or redemption of the Notes shall be as effective a discharge to the Company as if the person signing such receipt were a sole registered Noteholder.

21. Re-issue of note certificate defaced, lost, etc - If any Note Certificate issued pursuant to these conditions becomes lost, worn out or defaced then the directors may cancel the same and issue a new Note Certificate in lieu thereof. An entry as to the issue of this new certificate and indemnity (if any) shall be made in the register.

22. Production of note for payment of principal - The production to the Company of the Note Certificate shall be a condition precedent to the right of the Noteholder to receive payment of the principal sum represented by the Notes comprised in such Note Certificate and the Company shall not be obliged to pay nor shall it be deemed to have committed any breach hereunder by reason of its failure to pay the principal sum in respect of any Note unless the Note Certificate is in respect thereof shall have been produced to the Company.